Exhibit 10.3

VERANO HOLDINGS CORP.
2021 STOCK AND INCENTIVE PLAN, AS AMENDED
RESTRICTED STOCK UNIT AGREEMENT

Name of Participant: ___________

Date of Grant: ________________

Number of Restricted Stock Units Awarded: __________

Class of Restricted Share Units Awarded: RSUs for Common Stock

Vesting Conditions and Vesting Date: Provided Participant remains in continuous service with the Company or an Affiliate from the Date of Grant though the applicable Vesting Date below, the Restricted Stock Units awarded hereunder shall become vested on the dates set forth below (in all cases, the resulting aggregate number of vested Restricted Stock Units will be rounded down to the nearest whole number):

Vesting Date	Percentage of Units that Vest on Designated Vesting Date

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) governs the Stock Unit Award granted by VERANO HOLDINGS CORP., a Nevada corporation (the “Company”) to the above-named individual (the “Participant”), in accordance with and subject to the provisions of the Company’s 2021 Stock and Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

1. Grant of Restricted Stock Units.

(a) In accordance with the Plan, and effective as of the Date of Grant specified above, the Company has granted to the Participant the number of Stock Units specified at the beginning of this Agreement (collectively, the “Restricted Stock Units,” and each a “Restricted Stock Unit.”). Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions of this Agreement and the Plan. Notwithstanding the foregoing, if the Participant fails to open a brokerage account with the Company’s designated firm within sixty (60) days following the Date of Grant specified above, such Restricted Stock Units shall be forfeited.

(b) The Restricted Stock Units granted to the Participant shall be credited to an account in the Participant’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be issued to or in respect of the Participant pursuant to this Agreement. Restricted Stock Units may not be transferred by the Participant without the Committee’s prior written consent other than by will or the laws of descent and distribution.

2. Vesting of the Shares. The Participant’s interest in the Restricted Stock Units shall vest and become non-forfeitable on the dates set forth above, each such date a “Vesting Date”, provided the Participant remains in continuous service with the Company or an Affiliate of the Company through the applicable Vesting Date. If the Participant’s service with the Company or an Affiliate is terminated prior to the applicable Vesting Date, any Restricted Stock Units that remain unvested as of the date of such termination shall be forfeited.

3. Issuance and Settlement.

(a) After any Restricted Stock Units vest in accordance with Section 2 or by action undertaken by the Committee in its sole discretion to accelerate the vesting of the RSUs (such date, as applicable, is referred to herein as the “Date of Vesting”), the Company shall cause to be issued to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Restricted Stock Unit, subject to applicable required tax withholding. The Committee shall cause the Shares issuable in connection with the vesting of any such Restricted Stock Units to be issued as soon as practicable after the applicable Vesting Date, but in all events no later than the date that is 2 ½ months following the end of the calendar year in which the Date of Vesting occurs, or if later by the date that is 2 ½ months following the end of the Company’s fiscal year in which the Vesting Date occurs. In no event will the Participant have the ability to influence, directly or indirectly, the calendar year in which such issuance occurs. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company and shall be in complete settlement and satisfaction of such vested Restricted Stock Units.

(b) The Participant hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, provincial, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Agreement. The Company may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Agreement, including any means permitted in Section 8 of the Plan. The Participant hereby authorizes the Company, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by (1) withholding from the wages and other cash compensation payable to the Participant or by causing the Participant to tender a cash payment or other Shares to the Company; (2) withholding a portion of the Shares otherwise to be issued in payment of the Restricted Stock Units having a value equal to the amount of Withholding Obligation in accordance with such rules as the Company may from time to time establish, subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment; or (3) selling on the Participant’s behalf (using any brokerage firm determined acceptable to the Company for such purpose) a portion of the Shares issued in payment of the Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations. The Participant shall be responsible for all brokerage fees and other costs of sale, and the Participant further agrees to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale. The Company may refuse to deliver Shares if the Participant fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph. In the case of clause (2), the Company will not deliver to the Participant any fractional Shares (or equivalent cash value) remaining after reduction for taxes; rather, any remaining fractional Shares will be cancelled without payment.

4.  Stockholder Rights. The Restricted Stock Units do not entitle the Participant to any rights of a stockholder of the Company. As of the date of issuance of Shares underlying Restricted Stock Units, the Participant shall have all of the rights of a stockholder of the Company with respect to any Shares issued pursuant hereto.

5. No Right to Continued Employment or Service. This Agreement and the grant of the Stock Unit Award do not give the Participant any rights with respect to continued employment by or other service with the Company or an Affiliate. This Agreement and the grant of the Stock Unit Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment or other service.

6. Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Agreement and the number and kind of Shares shall be adjusted as the Board determines to be equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

7. U.S. Securities Restrictions. The Committee may from time to time impose any conditions on the Shares underlying the Restricted Stock Units as it deems necessary or advisable to ensure that the Shares underlying the Restricted Stock Units are issued and resold in compliance with the requirements of any stock exchange or quotation system upon which the Shares underlying the Restricted Stock Units are then listed or quoted, the Securities Act of 1933, and all other applicable laws

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8. Governing Law; Venue. The laws of the State of Nevada shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the Northern District of Illinois or in any court of the State of Illinois sitting in Chicago. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

10. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms and provisions of the Plan.

11. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

12. Recoupment. The Participant acknowledges and agrees that the Participant’s rights in the Restricted Stock Units, the Shares and any dividends, dividend equivalents or other distributions paid or payable with respect to the Restricted Stock Units and the Shares are subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy.

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Agreement as of the date first set forth above.

VERANO HOLDINGS CORP.

By:
Name:
Title:

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